Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

FASTENTECH, INC.

********************************************

FastenTech, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is FastenTech, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was February 2, 2000, and the name under which the corporation originally was incorporated is Fabri-Steel Holdings Incorporated.

2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation, as heretofore amended and restated, to read in its entirety as set forth on the attached Exhibit A.

3. This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. This Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State.

IN WITNESS WHEREOF, FastenTech, Inc. has caused this Certificate to be signed by its duly authorized officer as of the 28th day of February, 2006.

FASTENTECH, INC.

By:	/s/ Michael J. Vanyo
Name:	Michael J. Vanyo
Title:	VP & Corporate Controller

State of Delaware

    Secretary of State

    Division of Corporations

Delivered 11:45 AM 02/28/2006

FILED 11:43 AM 02/28/2006

SRV 060194381 – 3169308 FILE

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “FASTENTECH, INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF FEBRUARY, A.D. 2006, AT 11:43 O’ CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[GRAPHIC APPEARS HERE]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
3169308 8100	AUTHENTICATION: 4555828
060194381	DATE: 02-28-06

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FASTENTECH, INC.

1. Name. The name of the Corporation is FastenTech, Inc.

2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is ten million (10,000,000) shares, divided into three (3) classes consisting of five million (5,000,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); two million five hundred thousand (2,500,000) shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”); and two million five hundred thousand (2,500,000) shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock”). Class A Common Stock and Class B Common Stock are hereinafter sometimes collectively referred to as “Common Stock.”

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A. PREFERRED STOCK

1. Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein or in the resolution of the Board of Directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

2. Creation of Series. In addition to the Series B Junior Preferred Stock and Series C Junior Preferred Stock provided for herein, the Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

a. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

b. The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

c. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

d. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

e. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

f. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

g. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

h. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

i. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

3. Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed herein for the Series B Junior Preferred Stock and Series C Junior Preferred Stock and by the Board of Directors for any other series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

4. Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of Series B Junior Preferred Stock, Series C Junior Preferred Stock or any other series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation or entity, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein.

5. Redemption. The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred

Stock on the terms and conditions fixed in this Certificate for the Series B Junior Preferred Stock and the Series C Junior Preferred Stock and by the Board of Directors for any other series.

6. Voting Rights. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

B. SERIES B PREFERRED STOCK

1. Designation, Number of Shares. The first series of Preferred Stock shall be designated as the 12% Series B Cumulative Preferred Stock (“Series B Junior Preferred Stock”), and the number of shares which shall constitute such series shall be 900,000. The par value of the Series B Junior Preferred Stock shall be $.01 per share.

2. Accrual and Payment of Dividends

a. The holders of Series B Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends at the rate of $1.20 per share per annum.

Such dividends shall be payable in annual installments in arrears commencing March 1, 2001 and thereafter on the first day of March (unless such day is not a business day in which event on the last preceding business day) in each such year (hereinafter referred to as a “Dividend Accrual Date”), except that the dividend payment payable on March 1, 2001 shall be calculated from March 25, 1998 as if issued on such date, with Dividend Accrual Dates of March 1, 1999 and March 2, 2000, through March 1, 2001. Each such dividend on Series B Junior Preferred Stock when paid shall be payable to holders of record as they appear on the stock books of the Corporation on the date established by the Board of Directors of the Corporation as the record date for the payment of such dividend (which record date shall not precede the date upon which the resolution fixing such record date is adopted and which record date shall be not more than sixty days prior to such action). If no record date is fixed, the record date for determining holders for such purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend payment. Dividends with respect to any shares of Series B Junior Preferred Stock shall accrue (whether or not earned or declared) from the date of issue of such shares.

b. Such dividends on the Series B Junior Preferred Stock shall be cumulative, whether or not earned or declared, so that if at any time full cumulative dividends at the rate aforesaid on all shares of Series B Junior Preferred Stock then outstanding to the end of the annual dividend period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Junior Stock (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock (other than a dividend payable in Junior Stock); provided, however, that the holders of the Series B Junior Preferred Stock shall not be entitled to any amount pursuant to this Article IV.B(2)(b) unless the holders of any series of Preferred Stock senior to the Series B Junior Preferred Stock with respect to dividends shall have been paid in full in accordance with its terms; provided, further, that the foregoing shall not prohibit the Corporation from repurchasing shares of Junior Stock from (i) a former employee of the Corporation (or a subsidiary of the Corporation) where such repurchase arises from the Corporation’s option to repurchase such shares upon termination of such employee’s employment with the Corporation (or a subsidiary) pursuant to a written agreement between the Corporation and such employee, or (ii) an employee or director of the Corporation (or a subsidiary of the Corporation) pursuant to an agreement or agreements under which the net proceeds of such sale by such employee or director is concurrently used, or agreed to be concurrently used, (a) to purchase common stock or junior preferred stock from the Corporation, or (b) to exercise options to purchase common stock or junior preferred stock granted by the Corporation or (c) do any combination of the foregoing contemplated in clauses (ii)(a) or (ii)(b) (any purchase pursuant to the foregoing clauses (i) or (ii) is a “Permitted Purchase”). Accrued dividends on the Series B Junior Preferred Stock if not paid on the first or any subsequent Dividend Accrual Date following accrual shall thereafter accrue additional dividends in respect thereof (the “Additional Dividends”), compounded annually, at the rate of 12% per annum.

c. The right to receive dividends on the Series B Junior Preferred Stock shall rank on parity with that of the Corporation’s Series C Junior Preferred Stock. When dividends are not paid in full upon the Series B Junior Preferred Stock and any other stock ranking on a parity as to dividends with the Series B Junior Preferred Stock, all dividends paid upon shares of Series B Junior Preferred Stock and any other stock ranking on a parity as to dividends with the Series B Junior Preferred Stock shall be paid pro rata so that in all cases the amount of dividends paid per share on the Series B Junior Preferred Stock and such other stock shall bear the same ratio that accrued dividends per share on the shares of Series B Junior Preferred Stock and such other stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series B Junior Preferred Stock have been paid, no dividends shall be declared or paid or set aside for payment upon any other stock of the Corporation ranking on a parity with the Series B Junior Preferred Stock as to dividends, except in connection with a Permitted Purchase. Nothing in this Article IV.B(2) shall prohibit or restrict any Permitted Purchase.

d. An annual dividend period shall commence on the day following a Dividend Accrual Date and shall end on the next succeeding Dividend Accrual Date.

3. Preference on Liquidation

a. In the event that the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after all creditors of the Corporation shall have been paid in full, the holders of the Series B Junior Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any amount shall be paid to the holders of any shares of Junior Stock, an amount equal to $10 in cash per share plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the date of final distribution, and no more; provided, however, that the holders of the Series B Junior Preferred Stock shall not be entitled to any amount pursuant to this Article IV.B(3) unless the holders of any series of Preferred Stock senior to the Series B Junior Preferred Stock upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation shall have been paid in full in accordance with its terms. Series B

Junior Preferred Stock shall rank on parity with the Corporation’s Series C Junior Preferred Stock with respect to receiving any amount as a result of a liquidation, distribution of assets, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Series B Junior Preferred Stock and of any shares of stock ranking on a parity with the Series B Junior Preferred Stock the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of the Series B Junior Preferred Stock and of any shares of stock ranking on a parity with the Series B Junior Preferred Stock. Holders of Series B Junior Preferred Stock shall not be entitled, upon the liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this Article IV.B(3)(a).

b. Neither the purchase nor redemption by the Corporation of shares of any class of stock in any manner permitted by the Certificate of Incorporation or any amendment thereof, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, nor a sale, transfer or lease of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Article IV.B(3); provided, however, that any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Article IV.B(3) if, (A) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series B Junior Preferred Stock with respect to liquidation or dividends or (B) the holders of the Series B Junior Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series B Junior Preferred Stock.

4. Redemption.

a. Mandatory Redemption. All outstanding shares of the Series B Junior Preferred Stock shall be redeemed from funds legally available therefor on April 1, 2020 (the “Series B Junior Redemption Date”), at a price per share equal to $10 plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the Series B Junior Redemption Date; provided, however, that the holders of the Series B Junior Preferred Stock shall not be entitled to any amount pursuant to this Article IV.B(4) unless the holders of any series of Preferred Stock senior to the Series B Preferred Stock shall have been paid in full in accordance with this Certificate of Incorporation; provided, further, that the rights of holders of Series B Junior Preferred Stock to receive amounts pursuant to this Article IV.B(4)(a) shall rank on parity with that of the Corporation’s Series C Junior Preferred Stock (as defined herein).

b. The aggregate amount of the redemption pursuant to Article IV.B(4)(a) is hereinafter referred to as the “Series B Junior Redemption Price” with respect to such redemption.

5. Redemption Procedure

a. A redemption pursuant to Article IV.B(4) shall be accomplished in the manner and with the effect as set forth in this Article IV.B(5).

b. Notice of the redemption of Series B Junior Preferred Stock pursuant to Article IV.B(4) shall be given by mail not less than ten (10) days prior to the Series B Junior Redemption Date. If less than all the outstanding Series B Junior Preferred Stock is to be redeemed, the selection of shares for redemption shall be made pro rata and the notice of redemption to a holder shall state the number of shares of Series B Junior Preferred Stock of such holder to be redeemed. The amount of the Series B Junior Redemption Price shall be deposited on or before the Series B Junior Redemption Date in trust for the account of the holders of Series B Junior Preferred Stock entitled thereto with a bank or trust company in good standing doing business in the State of New York and having capital and surplus of at least $100,000,000 (the date of such deposit being hereinafter in this Article IV.B(5) referred to as the “date of deposit”).

c. Notice of the date on which, and the name and address of the bank or trust company with which, the deposit has been or will be made shall be included in the notice of redemption. On and after the Series B Junior Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Series B Junior Redemption Price pursuant to the notice of redemption), or if the Corporation shall make such deposit on or before the date specified therefor in the notice of redemption, then on and after the date of deposit (provided notice of redemption has been duly given), all dividends on the Series B Junior Preferred Stock so called for redemption shall cease to accrue and, notwithstanding that any certificate for shares of Series B Junior Preferred Stock is not surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation with respect to such shares shall cease and terminate, except the right to receive the Series B Junior Redemption Price as hereinafter provided.

d. At any time on or after the Series B Junior Redemption Date, or if the Corporation shall deposit the money for such redemption prior to the Series B Junior Redemption Date, then at any time on or after the date of deposit, which time shall be specified by the Corporation in the notice of redemption and which shall not be later than the Series B Junior Redemption Date, the holders of record of the Series B Junior Preferred Stock to be redeemed shall be entitled to receive the Series B Junior Redemption Price upon actual delivery to the bank or trust company with which such deposit shall be made of certificates for the shares to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The making of such deposit with any such bank or trust company shall not relieve the Corporation of liability for payment of the Series B Junior Redemption Price.

e. Any money so deposited which shall remain unclaimed by the holders of such Series B Junior Preferred Stock at the end of two (2) years after the Series B Junior Redemption Date shall be paid by such bank or trust company to the Corporation, which shall thereafter, to the extent of the money so repaid, be liable for the payment of the Series B Junior Redemption Price. Any interest accrued on money so deposited shall be paid to the Corporation from time to time.

6. Voting. Except as required by law and except for any voting by the holders of the Series B Junior Preferred Stock as part of a separate class or series pursuant to Article IV.B(7) hereunder or any other provision of the Corporation’s Certificate of Incorporation, no holder of Series B Junior Preferred Stock, as such holder, shall be entitled to vote on any matter submitted to a vote of stockholders. Notwithstanding the foregoing, prior to an Initial Public Offering, holders of the Series B Junior Preferred Stock and Series C Junior Preferred Stock voting as a single class, shall be entitled by separate class vote to elect, with each share having one vote, one member of the Corporation’s board of directors at an annual meeting of the stockholders called for such purpose. On any matters on which the holders of the Series B Junior Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

7. Other Rights. Without the written consent of the holders of all of the outstanding shares of Series B Junior Preferred Stock or the vote of the holders of all of the outstanding shares of Series B Junior Preferred Stock at a meeting of the holders of Series B Junior Preferred Stock called for such purpose, the Corporation shall not amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the rights and preferences of the Series B Junior Preferred Stock including any change to the dividend payable on the Series B Junior Preferred Stock; provided, further, that in no event will the issuance of any series of Preferred Stock that is senior to, on a parity with or junior to the Series B Junior Preferred Stock or has a redemption date earlier than the Series B Junior Preferred Stock be deemed to adversely affect the rights and preferences of the Series B Junior Preferred Stock.

8. Acknowledgement. The terms of the Preferred Stockholders Agreement shall be binding on each holder of the Series B Junior Preferred Stock, as if such holder were an “Investor” thereunder. Each holder of Series B Junior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and redemption and repurchase of, such securities by the Corporation are subject to restrictions contained in certain credit and financing agreements of the Corporation and its subsidiaries.

9. Definitions

The following terms, when used in this Article IV.B, shall have the meanings set forth below:

a. As used herein, the amount of dividends “accrued” on any share of Series B Junior Preferred Stock as at any date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Accrual Date (or such other relevant date of determination, as applicable) with respect to which dividends have not been paid, whether or not earned or declared.

b. “corporation” shall mean a corporation, partnership, business trust, unincorporated organization, association, limited liability company or joint stock company.

c. “Junior Stock” shall mean any series or class of the capital stock of the Corporation now or hereafter authorized or issued by the Corporation, including any series or class of preferred stock, ranking junior to the Series B Junior Preferred Stock with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation, including without limitation the Class A Common Stock and the Class B Common Stock .

d. “person” shall mean an individual, a corporation, partnership, trust, organization, association, government or any department or agency thereof, or any other individual or entity.

C. SERIES C JUNIOR PREFERRED STOCK

1. Designation, Number of Shares. The second series of Preferred Stock shall be designated as the 12% Series C Cumulative Preferred Stock (“Series C Junior Preferred Stock”), and the number of shares which shall constitute such series shall be 950,000. The par value of the Series C Junior Preferred Stock shall be $.01 per share.

2. Accrual and Payment of Dividends

a. The holders of Series C Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends at the rate of $1.20 per share per annum.

Such dividends shall be payable in annual installments in arrears commencing March 1, 2001 and thereafter on the first day of March (unless such day is not a business day in which event on the last preceding business day) in each such year (hereinafter referred to as a “Dividend Accrual Date”), except that the dividend payment payable on March 1, 2001 shall be calculated from June 11, 1998 as if issued on such date, with Dividend Accrual Dates of March 1, 1999 and March 2, 2000, through March 1, 2001. Each such dividend on Series C Junior Preferred Stock when paid shall be payable to holders of record as they appear on the stock books of the Corporation on the date established by the Board of Directors of the Corporation as the record date for the payment of such dividend (which record date shall not precede the date upon which the resolution fixing such record date is adopted and which record date shall be not more than sixty days prior to such action). If no record date is fixed, the record date for determining holders for such purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend payment. Dividends with respect to any shares of Series C Junior Preferred Stock shall accrue (whether or not earned or declared) from the date of issue of such shares.

b. Such dividends on the Series C Junior Preferred Stock shall be cumulative, whether or not earned or declared, so that if at any time full cumulative dividends at the rate aforesaid on all shares of Series C Junior Preferred Stock then outstanding to the end of the annual dividend period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Junior Stock (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock (other than a dividend payable in Junior Stock); provided, however, that the holders of the Series C Junior Preferred Stock shall not be entitled to any amount pursuant to this Article IV.C(2)(b) unless the holders of any series of Preferred Stock senior to the Series C Junior Preferred Stock with respect to dividends shall have been paid in full in accordance with its terms; provided, further, that the foregoing shall not prohibit the

Corporation from repurchasing shares of Junior Stock from (i) a former employee of the Corporation (or a subsidiary of the Corporation) where such repurchase arises from the Corporation’s option to repurchase such shares upon termination of such employee’s employment with the Corporation (or a subsidiary) pursuant to a written agreement between the Corporation and such employee, or (ii) an employee or director of the Corporation (or a subsidiary of the Corporation) pursuant to an agreement or agreements under which the net proceeds of such sale by such employee or director is concurrently used, or agreed to be concurrently used, (a) to purchase common stock or junior preferred stock from the Corporation, or (b) to exercise options to purchase common stock or junior preferred stock granted by the Corporation or (c) do any combination of the foregoing contemplated in clauses (ii)(a) or (ii)(b) (any purchase pursuant to the foregoing clauses (i) or (ii) is a “Permitted Purchase”). Accrued dividends on the Series C Junior Preferred Stock if not paid on the first or any subsequent Dividend Accrual Date following accrual shall thereafter accrue additional dividends in respect thereof (the “Additional Dividends”), compounded annually, at the rate of 12% per annum.

c. The right to receive dividends on the Series C Junior Preferred Stock shall rank on parity with that of the Corporation’s Series B Junior Preferred Stock. When dividends are not paid in full upon the Series C Junior Preferred Stock and any other stock ranking on a parity as to dividends with the Series C Junior Preferred Stock, all dividends paid upon shares of Series C Junior Preferred Stock and any other stock ranking on a parity as to dividends with the Series C Junior Preferred Stock shall be paid pro rata so that in all cases the amount of dividends paid per share on the Series C Junior Preferred Stock and such other stock shall bear the same ratio that accrued dividends per share on the shares of Series C Junior Preferred Stock and such other stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series C Junior Preferred Stock have been paid, no dividends shall be declared or paid or set aside for payment upon any other stock of the Corporation ranking on a parity with the Series C Junior Preferred Stock as to dividends, except in connection with a Permitted Purchase. Nothing in this Article IV.C(2) shall prohibit or restrict any Permitted Purchase.

d. An annual dividend period shall commence on the day following a Dividend Accrual Date and shall end on the next succeeding Dividend Accrual Date.

3. Preference on Liquidation

a. In the event that the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after all creditors of the Corporation shall have been paid in full, the holders of the Series C Junior Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any amount shall be paid to the holders of any shares of Junior Stock, an amount equal to $10 in cash per share plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the date of final distribution, and no more; provided, however, that the holders of the Series C Junior Preferred Stock shall not be entitled to any amount pursuant to this Article IV.C(3) unless the holders of any series of Preferred Stock senior to the Series C Junior Preferred Stock upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation shall have been paid in full in accordance with its terms. Series C Junior Preferred Stock shall rank on parity with the Corporation’s Series B Junior Preferred Stock with respect to receiving any amount as a result of a liquidation, distribution of assets, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Series C Junior Preferred Stock and of any shares of stock ranking on a parity with the Series C Junior Preferred Stock the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of the Series C Junior Preferred Stock and of any shares of stock ranking on a parity with the Series C Junior Preferred Stock. Holders of Series C Junior Preferred Stock shall not be entitled, upon the liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this Article IV.C(3)(a).

b. Neither the purchase nor redemption by the Corporation of shares of any class of stock in any manner permitted by the Certificate of Incorporation or any amendment thereof, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, nor a sale, transfer or lease of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Article IV.C(3); provided, however, that any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Article IV.C(3) if, (A) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series C Junior Preferred Stock with respect to liquidation or dividends or (B) the holders of the Series C Junior Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series C Junior Preferred Stock.

4. Redemption.

a. Mandatory Redemption. All outstanding shares of the Series C Junior Preferred Stock shall be redeemed from funds legally available therefor on April 1, 2020 (the “Series C Mandatory Redemption Date”), at a price per share equal to $10 plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the Series C Mandatory Redemption Date; provided, however, that the holders of the Series C Junior Preferred Stock shall not be entitled to any amount pursuant to this Article IV.C(4) unless the holders of any series of Preferred Stock senior to the Series C Preferred Stock shall have been paid in full in accordance with this Certificate of Incorporation; provided, further, that the rights of holders of Series C Junior Preferred Stock to receive amounts pursuant to this Article IV.C(4)(a) shall rank on parity with that of the Corporation’s Series B Junior Preferred Stock.

b. Original Redemption. The Series C Junior Preferred Stock may be redeemed from funds legally available therefore, in whole or in part, at the election of the Corporation, expressed by resolution of the Board of Directors, at any time and from time to time at a price per share equal to $10 plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Additional Dividends) to the date of redemption (the “Series C Optional Redemption Date”).

c. The aggregate amount of the redemption pursuant to Article IV.C(4)(a) for a Series C mandatory redemption or Article IV.C (4)(b) for an Series C optional redemption is hereinafter referred to as the “Series C Junior Redemption Price” with respect to such redemption. As used herein, “Series C Mandatory Redemption Date” and “Series C Optional Redemption Date” shall hereinafter sometime be referred to as the “Series C Junior Redemption Date.”

5. Redemption Procedure

a. A redemption pursuant to Article IV.C(4) shall be accomplished in the manner and with the effect as set forth in this Article IV.C(5).

b. Notice of the redemption of Series C Junior Preferred Stock pursuant to Article IV.C(4) shall be given by mail not less than ten (10) days prior to the Series C Junior Redemption Date. If less than all the outstanding Series C Junior Preferred Stock is to be redeemed, the selection of shares for redemption shall be made pro rata and the notice of redemption to a holder shall state the number of shares of Series C Junior Preferred Stock of such holder to be redeemed. The amount of the Series C Junior Redemption Price shall be deposited on or before the Series C Junior Redemption Date in trust for the account of the holders of Series C Junior Preferred Stock entitled thereto with a bank or trust company in good standing doing business in the State of New York and having capital and surplus of at least $100,000,000 (the date of such deposit being hereinafter in this Article IV.C(5) referred to as the “date of deposit”).

c. Notice of the date on which, and the name and address of the bank or trust company with which, the deposit has been or will be made shall be included in the notice of redemption. On and after the Series C Junior Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Series C Junior Redemption Price pursuant to the notice of redemption), or if the Corporation shall make such deposit on or before the date specified therefor in the notice of redemption, then on and after the date of deposit (provided notice of redemption has been duly given), all dividends on the Series C Junior Preferred Stock so called for redemption shall cease to accrue and, notwithstanding that any certificate for shares of Series C Junior Preferred Stock is not surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation with respect to such shares shall cease and terminate, except the right to receive the Series C Junior Redemption Price as hereinafter provided.

d. At any time on or after the Series C Junior Redemption Date, or if the Corporation shall deposit the money for such redemption prior to the Series C Junior Redemption Date, then at any time on or after the date of deposit, which time shall be specified by the Corporation in the notice of redemption and which shall not be later than the Series C Junior Redemption Date, the holders of record of the Series C Junior Preferred Stock to be redeemed shall be entitled to receive the Series C Junior Redemption Price upon actual delivery to the bank or trust company with which such deposit shall be made of certificates for the shares to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The making of such deposit with any such bank or trust company shall not relieve the Corporation of liability for payment of the Series C Junior Redemption Price.

e. Any money so deposited which shall remain unclaimed by the holders of such Series C Junior Preferred Stock at the end of two (2) years after the Series C Junior Redemption Date shall be paid by such bank or trust company to the Corporation, which shall thereafter, to the extent of the money so repaid, be liable for the payment of the Series C Junior Redemption Price. Any interest accrued on money so deposited shall be paid to the Corporation from time to time.

6. Voting. Except as required by law and except for any voting by the holders of the Series C Junior Preferred Stock as part of a separate class or series pursuant to Article IV.C(7) hereunder or any other provision of the Corporation’s Certificate of Incorporation, no holder of Series C Junior Preferred Stock, as such holder, shall be entitled to vote on any matter submitted to a vote of stockholders. Notwithstanding the foregoing, prior to an Initial Public Offering, holders of the Series B Junior Preferred Stock and Series C Junior Preferred Stock voting as a single class, shall be entitled by separate class vote to elect, with each share having one vote, one member of the Corporation’s board of directors at an annual meeting of the stockholders called for such purpose. On any matters on which the holders of the Series C Junior Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

7. Other Rights. Without the written consent of the holders of all of the outstanding shares of Series C Junior Preferred Stock or the vote of the holders of all of the outstanding shares of Series C Junior Preferred Stock at a meeting of the holders of Series C Junior Preferred Stock called for such purpose, the Corporation shall not amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the rights and preferences of the Series C Junior Preferred Stock including any change to the dividend payable on the Series C Junior Preferred Stock; provided, further, that in no event will the issuance of any series of Preferred Stock that is senior to, on a parity with or junior to the Series C Junior Preferred Stock or has a redemption date earlier than the Series C Junior Preferred Stock be deemed to adversely affect the rights and preferences of the Series C Junior Preferred Stock.

8. Acknowledgement. The terms of the Preferred Stockholders Agreement shall be binding on each holder of the Series C Junior Preferred Stock, as if such holder were an “Investor” thereunder. Each holder of Series C Junior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and redemption and repurchase of, such securities by the Corporation are subject to restrictions contained in certain credit and financing agreements of the Corporation and its subsidiaries.

9. Definitions

The following terms, when used in this Article IV.C, shall have the meanings set forth below:

a. As used herein, the amount of dividends “accrued” on any share of Series C Junior Preferred Stock as at any date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Accrual Date (or such other relevant date of determination, as applicable) with respect to which dividends have not been paid, whether or not earned or declared.

b. “corporation” shall mean a corporation, partnership, business trust, unincorporated organization, association, limited liability company or joint stock company.

c. “Junior Stock” shall mean any series or class of the capital stock of the Corporation now or hereafter authorized or issued by the Corporation, including any series or class of preferred stock, ranking junior to the Series C Junior Preferred Stock with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation, including without limitation the Class A Common Stock and the Class B Common Stock.

d. “person” shall mean an individual, a corporation, partnership, trust, organization, association, government or any department or agency thereof, or any other individual or entity.

D. CLASS A AND CLASS B COMMON STOCK

Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1. Dividends. Holders of Common Stock shall be entitled to receive ratably such dividends as may be declared by the Board of Directors; provided that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends shall be declared which are payable at the same rate on each class of Common Stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

2. Conversion. Each record holder of Class A Common Stock shall be entitled to convert any or all of such holder’s Class A Common Stock into the same number of shares of Class B Common Stock and each record holder of Class B Common Stock shall be entitled to convert any or all of the shares of such holder’s Class B Common Stock into the same number of shares of Class A Common Stock; provided, however, that at the time of conversion of shares of Class B Common Stock into shares of Class A Common Stock such holder would be permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock which he would hold after giving effect to such conversion; and provided, further, that the determination of a holder of Common Stock that it is permitted under applicable law to convert shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article IV 4.D(2) shall be final and binding upon the Company.

Each conversion of shares of one class of Common Stock into shares of another class of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to convert into the other class of Common Stock. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease and the person or persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.

Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinbefore referred to, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The issuance of certificates for the other class of Common Stock upon conversion shall be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.

3. Transfers. The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of the other class of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

4. Subdivision and Combinations of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined.

5. Reservation of Shares for Conversion. So long as any shares of any class of Common Stock are outstanding, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, the number of shares sufficient for issuance upon conversion.

6. Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Distribution Event”), holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

7. Voting Rights. The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Class A Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise required by law, the holders of Class B Common Stock shall have no voting rights.

8. Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares (a) all holders of Class B Common Stock shall be given the opportunity to receive the same form of consideration for their shares as is received by holders of Class A Common Stock and (b) holders of Class B Common Stock shall be entitled to receive the same amount of consideration per share as received by holders of Class A Common Stock.

9. Acknowledgement. The terms of the Securities Purchase and Holders Agreement dated as of March 17, 2000 by and among the Corporation, Citicorp Venture Capital Ltd. and the other parties listed as signatories thereto shall be binding on each holder of the Class A Common Stock and Class B Common Stock as if such holder were an “Investor” thereunder.

5. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

6. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

7. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

8. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

9. Miscellaneous. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.